Exhibit 99.1

[LOGO]

Pilgrim’s Pride Completes Acquisition of ConAgra’s Chicken Division

and Announces Addition of Blake Lovette to Board

Stock Reclassification of Nation’s Second-Largest Chicken Producer

Is Effective; New Common Stock Now Trading on NYSE

Under Ticker Symbol “PPC”

PITTSBURG, Texas, November 24, 2003 – Pilgrim’s Pride Corporation (NYSE: PPC), the second-largest poultry producer in the United States, today announced that it has completed its acquisition of ConAgra Foods, Inc.’s (NYSE:CAG; “ConAgra”) chicken division.

As previously announced, the purchase price is based on the adjusted net book value of the ConAgra chicken division on the closing date, which is estimated at approximately $546.8 million. The purchase price consisted of approximately 25.4 million shares of common stock and approximately $300.8 million in cash, subject to adjustment to the extent the actual adjusted net book value as of the closing date differs from the estimated amount.

As a result of this combination, Pilgrim’s Pride is now the nation’s second-largest chicken company with pro forma annual net sales of approximately $5 billion. The completed acquisition adds several well-known brands to the company’s portfolio, including Pierce®, Country Pride®, Easy-Entrée® and To-Ricos®, and will significantly expand Pilgrim’s Pride’s already sizeable prepared foods chicken division, which prior to the acquisition had annual net sales of approximately $921 million and which has grown at an average annual compound growth rate in excess of 13 percent over the last five years. Additionally, Pilgrim’s Pride is now a preferred supplier of chicken products to ConAgra, making ConAgra one of Pilgrim’s Pride’s largest customers.

Pilgrim’s Pride also announced that Blake Lovette has joined its Board of Directors. Mr. Lovette served as president of ConAgra Poultry Company until June 2002 and prior to such time served in a number of positions in the poultry industry, including as president and chief operating officer of Valmac Industries and president and chief operating officer of poultry operations of Holly Farms Corporation.

O.B. Goolsby, president and chief operating officer of Pilgrim’s Pride, said, “This acquisition represents a major step forward in our strategy to continue adding value to all of our products and services. The addition of ConAgra’s specialty prepared chicken products, well-established distributor relationships, strong consumer brands and Southeastern processing facilities will enable us to provide customers at every point on the distribution chain with the broadest range of quality value-added products and services available in the market today.”

“Going forward, we are confident that our higher-margin product mix and expanded geographical reach will better position us to capitalize on the growing demand for prepared and fresh case-ready chicken both in the U.S. and abroad. Our increased size and scale will also give us the ability to compete more effectively in a consolidating marketplace and further enhance the technological leadership and cost-efficiency for which we are known. Our transition team has been working hard to ensure the smooth and successful integration of ConAgra’s employees, facilities, customers and suppliers, and we are excited to begin delivering the many important strategic benefits this transaction will create for all of our constituencies. I am also excited about the addition of Mr. Lovette to our Board. His extensive experience in the poultry industry will be a tremendous asset to the integration and our business overall.” Mr. Goolsby concluded.

Pilgrim’s Pride also announced that the reclassification of the company’s Class A and Class B common stock into a single class of common stock became effective at the close of trading on Friday, November 21, 2003 The company’s new common stock is now trading on the New York Stock Exchange under the ticker symbol “PPC.” Certificates representing all outstanding shares of Class A and Class B common stock automatically represent an equal number of shares of the single class of new common stock, making it unnecessary to exchange existing certificates for new certificates.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation is the second-largest poultry producer in the United States – the second-largest in chicken and fifth-largest in turkey – , the largest chicken company in Puerto Rico and the second largest chicken company in Mexico. Pilgrim’s Pride employs more than 40,000 persons and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, California, Iowa, Mississippi, Utah and Wisconsin.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10- K and subsequent filings with the Securities and Exchange Commission.

Contact:

Richard A. Cogdill

Chief Financial Officer

540/896-0406

Media:

Eden Abrahams / Jennifer Felber

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449